Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-279521

Prospectus Supplement

(To Prospectus dated May 28, 2024)

19,990

Ordinary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated November 20, 2025 (the “Convertible Note Prospectus Supplement”) relating to the issuance of ordinary shares of VCI Global Ltd (“we,” “us,” “our,” or the “Company”), no par value per share (the “Shares”), to Alumni Capital LP (“Alumni Capital”) pursuant to the Securities Purchase Agreement, dated August 13, 2025, by and between us and Alumni (“Securities Purchase Agreement”).

We are filing this Prospectus Supplement to amend the Convertible Note Prospectus Supplement to decrease the amount of Shares issuable to Alumni Capital under the Convertible Note Prospectus Supplement from 55,556 ordinary shares to 19,990 ordinary shares upon conversion of convertible notes and the exercise of warrants issued pursuant to the Securities Purchase Agreement.

Alumni Capital is an underwriter within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). All the Shares covered by this Prospectus Supplement have been sold and issued as of the date of this Prospectus Supplement.

The number of Ordinary Shares referenced in this Prospectus Supplement gives effect to (i) the 1-for-60 reverse stock split of the Company's Ordinary Shares effected on February 27, 2026 and (ii) the 1-for-15 reverse stock split of the Company's Ordinary Shares effected on August 24, 2026.

You should read this prospectus supplement, the base prospectus, and any additional prospectus supplement or amendment carefully before you invest in our securities.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VCIG.” On August 21, 2026, the last reported sale price of our ordinary shares on Nasdaq was $0.2129 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” section beginning on page S-8 of the Convertible Note Prospectus Supplement.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements and may elect to do so in future filings.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2026.